Exhibit 10.17

Bonusvereinbarung zwischen SIGNA Sports United GmbH, Kantstraße 164, Upper West, 10623 Berlin, Deutschland	Bonus Agreement between SIGNA Sports United GmbH, Kantstraße 164, Upper West, 10623 Berlin, Germany

- nachfolgend „SSU“ -	- hereinafter referred to as “SSU” -

SIGNA Sports United B.V., Kantstraße 164, Upper West, 10623 Berlin, Deutschland	SIGNA Sports United B.V., Kantstraße 164, Upper West, 10623 Berlin, Germany

- nachfolgend „TopCo“, gemeinsam mit SSU die „SSU-Gesellschaften“ -	- hereinafter referred to as “TopCo”, together with SSU, the “SSU-Companies” -

und	and

[Name and address]

- nachfolgend “Mitarbeiter” -	- hereinafter referred to as “Employee” -

vom [•] 2021	dated [•] 2021

PRÄAMBEL	PREAMBLE

Die SSU-Gesellschaften befinden sich derzeit in konkreten Vorbereitungen für das Closing eines Börsengangs an der New York Stock Exchange in Form einer sog. De-SPAC Transaktion durch eine Verschmelzung mit der Yucaipa Acquisition Corporation. Die SSU-Gesellschaften gehen derzeit davon aus, dass das Closing des Börsengangs im Lauf des Dezembers 2021 stattfinden wird. Als Ergebnis des Börsengangs werden die Aktien der TopCo an der New York Stock Exchange zum Handel zugelassen sein und SSU eine 100%-ige Tochtergesellschaft von TopCo sein. Die Durchführung des Börsengangs steht derzeit noch unter dem Vorbehalt der Zustimmung der Aktionäre der Yucaipa Acquisition Corp.	The SSU-Companies are currently preparing the closing of an IPO on the New York Stock Exchange in the form of a so-called De-SPAC transaction through a business combination with Yucaipa Acquisition Corporation. The SSU-Companies currently assume that the closing of the IPO will take place in the course of December 2021. As a result of the IPO, TopCo’s shares will be listed for trading on the New York Stock Exchange and SSU will be a wholly owned subsidiary of TopCo. The closing of the De-SPAC transaction is currently still subject to the approval of the shareholders of Yucaipa Acquisition Corporation.

Der Mitarbeiter hat durch seinen Anstellungsvertrag mit der [•] Ansprüche auf die Teilnahme an einem von der SSU aufzulegenden LTI Programm erworben.	By virtue of his employment agreement with [•], the Employee has acquired a contractual right to participate in an LTI program to be established by SSU.

Vor dem Hintergrund der derzeit laufenden Vorbereitungen für das Closing des Börsengangs wird daher folgendes vereinbart:	Against the background of the currently ongoing preparations for the closing of the IPO, it is hereby agreed as follows:

A. Festlegung der Höhe der Ansprüche im Fall eines Börsengangs	B. Determination of the relevant amounts in the case of an IPO

Der Mitarbeiter hat für den Fall, dass SSU erfolgreich einen Börsengang (entweder in Form eines „klassischen“ Börsengangs oder in Form einer sog. De-SPAC Transaktion) durchführt, Anspruch auf die Auszahlung der folgenden Beträge im Folgemonat des Monats, in dem den SSU-Gesellschaften die Mittel aus dem Börsengang zur Verfügung stehen (entweder durch Auszahlung durch SSU selbst oder durch die Tochtergesellschaft von SSU, mit der der jeweilige Anstellungs- oder Dienstvertrag abgeschlossen wurde):	In the event that SSU successfully carries out an IPO (either in the form of a “classic” IPO or in the form of a so-called De-SPAC transaction), the Employee shall be entitled to the payment of the following amounts in the following month of the month, in which the SSU-Companies have access to the funds from the IPO (either through payment by SSU itself or through the subsidiary of SSU with which the respective employment or service contract was concluded):

1. EUR [•] brutto für die Abrechnung von Ansprüchen aus einem für den IPO-Fall aufzulegenden LTI-Programm für die Zeit bis zum 30. September 2020.	1. EUR [•] gross for the settlement of claims from an LTI program to be set up for the IPO case for the period up to September 30, 2020.

2. EUR [•] brutto für die Abrechnung von Ansprüchen aus einem für den IPO-Fall aufzulegenden LTI-Programm für die Zeit vom 1. Oktober 2020 bis zum 30. September 2021.	2. EUR [•] gross for the settlement of claims from an LTI program to be set up for the IPO case for the period from October 1, 2020 to September 30, 2021,

mithin Anspruch auf die Auszahlung eines Gesamtbetrags in Höhe von EUR [•] (der „Bonusbetrag“).	i.e. an aggregate amount of EUR [•] (the “Bonus Amount”).

B. Angebot auf Umwandlung einer Auszahlung in Aktien	B. Offer to convert to a payment in shares

Die SSU-Gesellschaften bieten hiermit dem Mitarbeiter an, seinen Anspruch auf Auszahlung des oben genannten Gesamtbetrags in bar ganz oder zum Teil in die Gewährung von Aktien der TopCo umzuwandeln auf Basis der folgenden Grundsätze:	The SSU-Companies hereby offer the Employee the option to convert his/her entitlement to payment of the above total amount in cash, in whole or in part, into the granting of TopCo shares on the basis of the following principles:

1. Angebot und Ausübung des Wahlrechts

Die SSU-Gesellschaften bieten dem Mitarbeiter an, mindestens 50% bis maximal 100% des Bonusbetrags nicht in bar an sich auszahlen zu lassen, sondern in frei handelbaren Aktien von TopCo.

1. Offer and exercise of option right

The SSU-Companies offer the Employee the option to convert at least 50% and up to 100% of the Bonus Amount to be paid in freely tradable TopCo shares instead of cash.

Dieses Wahlrecht hat der Mitarbeiter durch Übersendung des in Anhang 1 beigefügten Formulars bis spätestens 29. November 2021 an die folgende Adresse auszuüben (E-Mail ausreichend):	The Employee must exercise this option by submitting the attached form in Appendix 1 by no later than November 29, 2021 to the following address (email sufficient):

SIGNA Sports United GmbH z. Hd. von Frau Dorit Schindler Kantstraße 164, Upper West, 10623 Berlin	SIGNA Sports United GmbH z. Hd. von Frau Dorit Schindler Kantstraße 164, Upper West, 10623 Berlin

Wählt der Mitarbeiter einen Betrag zur Umwandlung in Aktien, der unter 50% des Bonusbetrags liegt, gilt das Wahlrecht als nicht wirksam ausgeübt und der Mitarbeiter erhält den Bonusbetrag komplett in bar ausbezahlt, und zwar spätestens im Folgemonat des Monats, in dem den SSU-Gesellschaften die Mittel aus dem Börsengang zustehen.	If the Employee chooses an amount for conversion into shares that is less than 50% of the Bonus Amount, the option is deemed not to have been effectively exercised and the Employee receives the bonus amount entirely in cash by no later than in the following month of the month, in which the SSU-Companies have access to the funds from the IPO.

Wählt der Mitarbeiter einen Betrag zur Umwandlung in Aktien, der über 50% aber unter 100% des Bonusbetrags liegt, wird der restliche Bonusbetrag, der nicht in Aktien gewandelt wird, in bar ausbezahlt, und zwar spätestens im Folgemonat des Monats, in dem den SSU-Gesellschaften die Mittel aus dem Börsengang zustehen.	If the Employee chooses an amount for conversion into shares that is more than 50% but less than 100% of the Bonus Amount, the remaining Bonus Amount which was not converted into shares will be paid in cash by no later than in the following month of the month, in which the SSU-Companies have access to the funds from the IPO.

2. Ermittlung der Aktienanzahl Die Anzahl der an den Mitarbeiter zu übertragenden TopCo-Aktien ermittelt sich wie folgt:	2. Determination of the number of shares The number of TopCo shares to be transferred to the Employee shall be determined as follows:

a) Betrag des in Aktien zu wandelnden Bonusbetrags nach Wahl des Mitarbeiters multipliziert mit (i) 1,25 für den Fall, dass 50% bis 74,9% des Bonusbetrags in Aktien gewandelt werden bzw. (ii) mit 1,35 für den Fall, dass 75% bis 100% des Bonusbetrags in Aktien gewandelt werden („Gewandelter Bonusbetrag“).	a) Amount of the Bonus Amount to be converted into shares at the discretion of the employee times (i) 1.25 in case that 50% to 74.9% of the Bonus Amount will be converted into shares and (ii) 1.35 in case 75% to 100% of the Bonus Amount will be converted into shares (“Converted Bonus Amount”).

b) Feststellung des durchschnittlichen offiziellen EUR/US$ Wechselkurses für die letzten fünf (5) Handelstage an der New York Stock Exchange vor dem 16. Mai 2022 („Stichtag“) und Ermittlung des Gewandelten Bonusbetrags in US-Dollar auf dieser Basis (voraussichtlich durch SOLIUM CAPITAL UK LTD).	b) Determination of the average official EUR/US$ exchange rate applicable on the last five (5) trading days on the New York Stock Exchange before May 16, 2022 (the “Ex-Date”) and determination of the Converted Bonus Amount in US dollars on this basis (expectedly by SOLIUM CAPITAL UK LTD).

c) Ermittlung des volumengewichteten Durchschnittskurs der TopCo-Aktien an der New York Stock Exchange für die letzten fünf (5) Handelstage vor dem Stichtag („5 Tage-VWAP“) (voraussichtlich durch SOLIUM CAPITAL UK LTD).	c) Determination of the volume-weighted average price of the TopCo shares at the New York Stock Exchange for the last five (5) trading days before the Ex-Date (“5 days VWAP”) (expectedly by SOLIUM CAPITAL UK LTD).

d) Ermittlung der Anzahl der dem Mitarbeiter zu übertragenden TopCo-Aktien durch Division des Gewandelten Bonusbetrags in US-Dollar durch den 5 Tage-VWAP (voraussichtlich durch SOLIUM CAPITAL UK LTD). Bruchteile von Aktien werden voraussichtlich nicht auf- oder abgerundet, sondern in bar an den Mitarbeiter ausbezahlt.	d) Determination of the number of TopCo shares to be transferred to the Employee by dividing the Converted Bonus Amount in US dollars by the 5-day VWAP (expectedly by SOLIUM CAPITAL UK LTD). It is envisaged that any fractional shares will not be rounded upwards or downwards but will be paid out in cash to the Employee.

e) Die Anzahl der so an den Mitarbeiter zu übertragenden TopCo Aktien wird dem Mitarbeiter voraussichtlich einen Handelstrag nach dem Ex-Date mitgeteilt bzw. auf sonstige Weise zugänglich gemacht (z.B. über eine elektronische Plattform). Die Feststellung der auf den Mitarbeiter zu übertragenden TopCo-Aktien ist mit Ausnahme von offensichtlichen Rechenfehlern für den Mitarbeiter verbindlich.	e) The number of TopCo shares to be transferred to the Employee is expected to be communicated (or otherwise made available, e.g. through an electronic platform) to the Employee is informed accordingly one trading day after the ex-date. The determination of the TopCo shares to be transferred to the Employee shall be binding for the Employee except for obvious calculation errors.

3. Übertragung der Aktien

Die entsprechend nach Ziffer 2. ermittelte Anzahl von TopCo Aktien wird dem Mitarbeiter voraussichtlich zwei (2) Handelstage nach dem Stichtag auf einem persönlichen und jederzeit zugänglichen Wertpapierdepot bei (voraussichtlich bei der SOLIUM CAPITAL UK LTD) eingebucht.

3. Transfer of the shares

The number of TopCo shares determined in accordance with section 2 will be transferred to a personal and permanently available securities deposit account of the Employee (expected to be maintained by SOLIUM CAPITAL UK LTD) expectedly two (2) trading days following the Ex-Date.

4. Übertragbarkeit der Aktien

Die dem Mitarbeiter nach Ziffer 3. eingebuchten Aktien sind ab dem Tag der Einbuchung frei handelbar und keinen weiteren speziellen Handelsbeschränkungen wie Lock-Up Verpflichtungen oder Vesting-Regelungen unterworfen.

4. Transferability of the shares

The shares booked to the Employee according to Section 3 are freely tradable from the day of transfer and are not subject to any further specific trading restrictions such as lock-up obligations or vesting regulations.

5. Widerruflichkeit/Nichtlieferung der Aktien	5. Revocability/Failure to deliver the shares

Die Ausübung des Wahlrechts durch den Mitarbeiter ist grundsätzlich nicht widerruflich. Eine Ausnahme gilt nur dann, wenn TopCo bzw. die jeweils zuständige SSU-Gesellschaft einen mit der SEC-Rule 10b5-1 in Einklang stehenden und ordnungsgemäß vorgelegten Handelsplan des Mitarbeiters nicht bis zum 30. April 2022 genehmigt hat. Der Widerruf muss bis spätestens 10 Tage vor dem Stichtag an SIGNA Sports United GmbH, z. Hd. Frau Dorit Schindler, Kantstrasse 164, Upper West, 10623 Berlin erfolgen (E-Mail ausreichend).	The exercise of the right to convert all or a part of the Bonus Amounts is generally irrevocable, except if TopCo or the responsible SSU-Company has not approved a share trading plan in compliance with SEC Rule 10b5-1 and has been duly presented by the Employee by April 30, 2022. The right to withdraw must be exercised by sending the relevant declaration to SIGNA Sports United GmbH, Att. Frau Dorit Schindler, Kantstrasse 164, Upper West, 10623 Berlin erfolgen (email sufficient).

Sollte der Mitarbeiter die Wandlung ordnungsgemäß widerrufen oder dem Mitarbeiter aus anderen Gründen die entsprechende Anzahl an Aktien von TopCo nicht spätestens um 24 Uhr, Eastern Standard Time, 23. Mai 2022 gutgeschrieben worden sein, wird der ursprünglich geschuldete Bonusbetrag nach Ziffer A dem Mitarbeiter spätestens mit der Lohnzahlung für den Monat Juni 2022 überwiesen.	If the Employee duly exercises the right to withdraw or does not receive the corresponding number of TopCo shares by 24 pm Eastern Standard Time, May 23, 2022 for other reasons, the originally owed bonus amount as set out in number A above will be transferred to the Employee by no later than together with the salary payments for the month of June 2022.

6. Einkommenssteuerliche Behandlung	6. Withholding Tax

Der Mitarbeiter trägt sämtliche Steuern (einschließlich Lohnsteuer und Solidaritätszuschlag) und Sozialversicherungsbeiträge (zusammen „Abzugsbeträge), die von den SSU-Gesellschaften oder der Tochtergesellschaft von SSU, mit der der jeweilige Anstellungs- oder Dienstvertrag geschlossen wurde, für Leistungen nach dieser Vereinbarung einzubehalten und an die zuständigen Steuer- und Sozialversicherungsbehörden abzuführen sind.	The Employee shall bear all taxes (including wage tax and solidarity surcharge) and social security contributions (together “Withholding Amount”) to be withheld and paid to the competent tax and social security authorities by the SSU-Companies or the subsidiary of SSU with which the respective employment or service contract was concluded for benefits under this Agreement.

Die SSU-Gesellschaften oder die Tochtergesellschaft von SSU, mit der der jeweilige Anstellungs- oder Dienstvertrag geschlossen wurde, sind berechtigt, einen Anteil der Bonuszahlung zur Begleichung der Abzugsbeträge einzubehalten um diesen an die zuständigen Steuer- und Sozialversicherungsbehörden abzuführen. Sollte der Mitarbeiter das Wahlrecht zur Wandlung des Bonusbetrags in Aktien von TopCo ausüben, können die SSU-Gesellschaften oder die Tochtergesellschaft von SSU, mit der der jeweilige Anstellungs- oder Dienstvertrag geschlossen wurde, einen Anteil der dem Mitarbeiter zugeteilten TopCo Aktien veräußern und den Nettoerlös zur Begleichung der Abzugsbeträge an die zuständigen Steuer- und Sozialversicherungsbehörden abführen. In diesem Fall reduziert sich die nach Ziffer 3 für den Mitarbeiter einzubuchende Anzahl TopCo Aktien entsprechend.	The SSU-Companies or the subsidiary of SSU with which the respective employment or service contract was concluded shall be entitled to withhold a portion of the Bonus Amount to pay the Withholding Amount to the competent tax and social security authorities. If the Employee exercises the option to convert the Bonus Amount in shares of TopCo, the SSU-Companies or the subsidiary of SSU with which the respective employment or service contract was concluded may sell a portion of the TopCo shares allocated to the Employee and remit the net proceeds to the relevant tax and social security authorities to settle the Withholding Amount. In this case, the number of TopCo Shares to be transferred for the employee pursuant to Clause 3 shall be reduced accordingly.

Für Zwecke der Ermittlung der einzubehaltenden und abzuführenden Lohnsteuer werden die SSU-Gesellschaften oder die Tochtergesellschaft von SSU, mit der der jeweilige Anstellungs- oder Dienstvertrag geschlossen wurde, pauschal den in der höchsten Progressionszone des Einkommensteuertarifs anzuwendenden Steuersatz ansetzen. Etwaige Überzahlung können dem Mitarbeiter im Rahmen der jährlichen Einkommensteuerveranlagung erstattet werden.	For the purpose of determining the wage tax to be withheld and paid, the SSU companies or the subsidiary of SSU with which the respective employment or service contract was concluded shall apply the tax rate applicable in the highest progression zone of the income tax scale on a flat-rate basis. Any overpayment may be refunded to the Employee with the annual income tax assessment.

C. Nichtdurchführung des Börsengangs bis zum 31. März 2022 Für den Fall, dass das Closing des Börsengangs nicht bis zum 31. März 2022 erfolgt ist, gilt Folgendes:	C. Non-occurrence of the closing of the IPO until March 31, 2022 If the closing of the IPO has not occurred by March 31, 2022, the following shall apply:

Für den Zeitraum vom Beginn der Teilnahmeberechtigung des Mitarbeiters am LTI Programm bis einschließlich zum 30. September 2021 erhält der Mitarbeiter einen Bonus, der sich wie folgt berechnet:

Basiswertkumuliert multipliziert mit Zielerreichungsgradrel

For the period from the beginning of the entitlement of the Employee to participate in the LTI up to and including 30 September 2021, the Employee shall receive an LTI bonus calculated as follows:

Base valuecumulated multiplied by target achievementrel

Basiswertkumuliert ist – kumuliert für den gesamten Zeitraum der Abrechnung – EUR [●] brutto, wovon bereits EUR [●] an den Mitarbeiter ausbezahlt worden sind	Base valuecumulated is – cumulated for the entire period of the settlement –EUR [●] gross, of which EUR [●] have already been paid to the Employee.

Der Zielerreichungsgrad wird bei 100% festgesetzt.	The target achievement is set at 100%.

Auf dieser Basis erhält der Mitarbeiter einen Betrag von EUR [●] ausbezahlt. Dieser wird dem Mitarbeiter spätestens mit der Lohnzahlung für den Monat April 2022 überwiesen.	On this basis, the Employee shall a receive a bonus in the amount of EUR [●]. The bonus will be paid to the Employee together with the salary payments for the month of April 2022.

Mit dieser Zahlung sind sämtliche LTI-Ansprüche bzw. hiermit in Zusammenhang stehende Ansprüche des Mitarbeiters aus seinem Dienstvertrag, etwa aus Ausgleich für die Nichtauflegung eines LTI-Programms bis zum 30. September 2021, für die Zeiträume bis einschließlich 30. September 2021 endgültig und abschließend erledigt.	With this payment, all LTI claims or claims of the Employee in connection therewith under his service agreement, e.g. from compensation for not setting up an LTI programme by September 30 2021, for the periods up to and including 30 September 2021 are finally and conclusively settled.

D. Sonstiges	D. Miscellaneous

Sollte eine Bestimmung dieses Bonusvertrags unwirksam sein oder werden, berührt dies nicht die Wirksamkeit der übrigen Bestimmungen. Die unwirksame Bestimmung wird durch eine wirksame Bestimmung ersetzt, die in ihrer wirtschaftlichen Wirkung der unwirksamen Bestimmung so nahe wie möglich kommt. Dies gilt auch für eventuelle Regelungslücken.	If one of the provisions of this Bonus Agreement should be or become invalid, the remaining provisions shall remain valid. The invalid provision shall be replaced by a valid one which comes as close as possible to the economic effect of the invalid provision. The same shall apply to any gaps.

Die in dieser Bonusvereinbarung geregelten Ansprüche sind mit Abschluss der Bonusvereinbarung vererblich.	The claims that are the subject matter of this Bonus Agreement are inheritable upon execution of the Bonus Agreement.

Diese Bonusvereinbarung untersteht deutschem Recht.	This Bonus Agreement is governed by German law.

E. WICHTIGE HINWEISE	E. IMPORTANT NOTICES

RISIKO IM ZUSAMMENHANG MIT DER INVESTITION IN TOPCO-AKTIEN	RISKS IN CONNECTION WITH INVESTING IN TOPCO SHARES

Im Zusammenhang mit dem geplanten Börsengang wurde zuletzt am 24. November 2021 ein sog. Registration Statement unter der Form F-4 (der „Prospekt“) bei der US-Wertpapieraufsichtsbehörde, der Securities and Exchange Commission (SEC) eingereicht und von der SEC für wirksam erklärt worden. Das Dokument ist unter folgendem Link abrufbar: F-4/A (SEC).

Weitere Informationen sind zudem in der Investorenpräsentation aus dem Oktober verfügbar, die unter folgendem Link abrufbar ist: 425 (sec.gov).

In connection with the planned IPO, TopCo has filed a registration statement on Form F-4 on November 24, 2021 with the US Securities and Exchange Commission (SEC) and has been declared effective by the SEC. The document can be downloaded under F-4/A (SEC). Further information can be obtained from the investor presentation from October 2021, which can be downloaded under 425 (sec.gov).

Dem Mitarbeiter wird empfohlen, vor der Entscheidung über die Ausübung des Wahlrechts den Prospekt aufmerksam zu lesen und dabei insbesondere die im Abschnitt „Risikofaktoren“ des Prospekts beschriebenen Risiken zur Kenntnis zu nehmen und diese Informationen bei seiner Entscheidung zu berücksichtigen.	The Employee is advised to carefully read the Prospectus and to take particular note of the risks described in the section “Risk Factors” of the Prospectus and to consider such information when making his decision before making a decision to exercise his conversion right.

VORSCHRIFTEN ZUM INSIDER TRADING	RULES ON INSIDER TRADING

Der Mitarbeiter wird darauf hingewiesen, dass er trotz der grundsätzlich freien Handelbarkeit der Aktien den allgemein geltenden Handelsbeschränkungen von Aktien vor allem nach dem geltenden US-Wertpapierrecht unterliegt. Diese Regeln untersagen es unter anderem, in Aktien oder sonstigen Wertpapieren zu handeln, wenn der Mitarbeiter zu dem entsprechenden Zeitpunkt über Insiderinformationen verfügt. Bestimmte Mitarbeiter (z.B. Mitglieder des zukünftigen Disclosure Committees) können darüber hinaus weiteren Handelsbeschränkungen wie Black Out Periods und Vorabgenehmigungserfordernissen unterliegen, die in der Insider Trading Policy der Gesellschaft festgelegt sind. Diese Beschränkungen werden in der Insider Trading Policy der Gesellschaft beschrieben sein, die den Mitarbeitern in Kürze zur Verfügung gestellt werden wird. Der gegenwärtige Stand der Insider Trading Policy ist dieser Bonusvereinbarung als Anhang 2 beigefügt.	The Employee is advised that, despite of the fact that the shares are generally freely tradable, they are subject to the general trading restrictions, especially under the applicable US securities law. These rules prohibit, among other things, trading in shares or other securities if the Employee is in possession of material nonpublic information at the time of the envisaged trade. Certain employees (e.g. members of the future Disclosure Committee) may also be subject to further trading restrictions such as black-out periods and prior approval requirements as set forth in TopCo’s Insider Trading Policy. These restrictions will be described in the Company’s Insider Trading Policy, which will be made available to the employees shortly. The current draft of the Insider Trading Policy is attached to this Bonus Agreement as Appendix 2.

VERSTOSS GEGEN WERTPAPIERRECHT	VIOLATION OF SECURITIES LAWS

Wenn die SSU-Gesellschaften zu irgendeinem Zeitpunkt vernünftigerweise feststellen, dass die Ausgabe frei handelbarer Aktien gegen geltende Wertpapiergesetze verstoßen würde, sind sie nicht verpflichtet, diese Aktien auszugeben oder können dies erst zu einem späteren Zeitpunkt als in diesem Angebot vorgesehen, tun. Die SSU-Gesellschaften können jede Bestimmung dieses Angebots oder eine eigene Klage für nichtig erklären, wenn sie feststellen, dass die Bestimmung oder Klage nicht den Short-Swing-Handelsregeln entspricht. Als Bedingung für die Ausgabe können die SSU-Unternehmen vom Mitarbeiter verlangen, schriftliche Erklärungen abzugeben, die sie für notwendig oder wünschenswert erachten, um die geltenden Wertpapiergesetze einzuhalten.	If at any time the SSU Companies reasonably determine that issuing freely tradable shares would violate applicable securities laws, they will not be required to issue such shares or may do so only at a later date as envisaged herein. The SSU Companies may declare any provision of this Offer or action of its own null and void, if they determine the provision or action fails to comply with the short-swing trading rules. As a condition to issuance, the SSU Companies may require the Employee to make written representations they deem necessary or desirable to comply with applicable securities laws.

Die Rechte des Mitarbeiters unter dieser Bonusvereinbarung bleiben hiervon unberührt.	The rights of the Employee under this Bonus Agreement remain unaffected thereby.

[Name of employee]	SIGNA Sports United GmbH (auch in ihrer Eigenschaft als Alleingesellschafter der Internetstores Holding GmbH) Stephan Zoll Philipp Rossner

SIGNA Sports United B.V. Stephan Zoll

Appendix 1

Ausübungserklärung

An/To:

SIGNA Sports United GmbH

z.Hd. von Frau Dorit Schindler

Kantstrasse 164, Upper West

10623 Berlin

Ich,	I

[Name]

erkläre hiermit, einen Bonusbetrag in Höhe von	hereby declare to convert a bonus payment in the amount of

EUR ______________	EUR _____________

in die Gewährung von Aktien der SIGNA Sports United B.V. nach Maßgabe der Bestimmungen der Bonusvereinbarung zwischen mir, der SIGNA Sports United GmbH und der SIGNA Sports United B.V. vom 29. November 2021 umzuwandeln.	into the delivery of shares in SIGNA Sports United B.V. in accordance with, and subject to, the provisions of the bonus agreement between myself, SIGNA Sports United GmbH and SIGNA Sports United B.V. dated November 29, 2021.

Ort, Datum/Place/Date [Name]